Exhibit (j) under Form N-1A
                                             Exhibit 23 under Item 601/ Reg. S-K



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Financial Highlights" in the Class A, Class B, Class C, and Class F Shares' Prospectus and "Independent Registered Public Accounting Firm" in the Class A, Class B, Class C, and Class F Shares' Statement of Additional Information for the Federated Equity Income Fund, Inc. in Post-Effective Amendment Number 40 to the Registration Statement (Form N-1A, No. 33-6901) of Federated Equity Income Fund, Inc. and to the incorporation by reference of our report dated January 12, 2007 on Federated Equity Income Fund, Inc. included in the Annual Report to Shareholders for the fiscal year ended November 30, 2006.



                                               ERNST & YOUNG LLP


Boston, Massachusetts
January 25, 2007